Exhibit 99.4

EXECUTION VERSION

SHARE PLEDGE AGREEMENT

THIS SHARE PLEDGE AGREEMENT, dated as of this 19th day of October, 2010, (the “Pledge Agreement”) is made by and between Mr. Si Chen (the “Pledgor”), an individual with an address at Room 101, Unit 2, Bldg. No. 119 of Huala Road, Junan County, Linyi City, Shandong Province, China, DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH, a German Limited Liability Company with an address at Kämmergasse 22, 50676 Köln, Germany (the “Secured Party”), and Phillips Nizer LLP, with an address at 666 Fifth Avenue, 28th Floor, New York, NY 10103, to hold the Pledged Securities (as defined below) as agent for the benefit of the Secured Party (the “Agent”). Furthermore, American Lorain Corporation, a Nevada corporation with an address at 220 South Minnesota Street, Carson City, NV 89703 (the “Sponsor”) is a party to this Pledge Agreement solely for purposes of Sections 7.2 and 7.3 hereof.

Whereas, the Secured Party is a party to that certain loan agreement, as amended, restated, and supplemented in the principal amount of fifteen million U.S. Dollars (U.S. $15,000,000.00), (the “Loan Agreement”) executed and delivered between Junan Hongrun Foodstuff Co. Ltd., a limited liability company incorporated under the laws of the People’s Republic of China with a registered office at Beihuan Lu, 276600 Junan, 120 Shangdong Province, People’s Republic of China (the “Borrower”) and the Secured Party, as lender; and

Whereas, the Pledgor holds forty-six point six percent (46.6%) of the shares of the Sponsor, which is the indirect one hundred percent (100%) owner of the Borrower; and

Whereas, the Pledgor has determined that it is in his best interests to induce the Secured Party to extend the Loan, (as defined in Section 1 below), to the Borrower by pledging shares in the Sponsor with an initial value of twelve million three hundred seventy thousand U.S. Dollars (U.S. $12,370,000.00) as of the date of this Pledge Agreement (such initial value and the number of shares to be pledged shall be calculated as stated in Section 2.1(b) below) as additional security for the Loan;

Now Therefore, in consideration of the premises, the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Loan Secured. The Collateral (as defined in Section 2.1 below) secures the loan, by the Secured Party, as lender, to the Borrower pursuant to the Loan Agreement (the “Loan”).

2. Pledge and Grant of Security Interest.

2.1

(a) As a condition precedent to the Loan pursuant to Article 12, Section 1. b) of the Loan Agreement and in order to induce the Secured Party to extend the Loan, the Pledgor hereby grants a security interest in and pledges to the Secured Party all of the Pledgor’s right, title and interest in and to the shares described in Exhibit A attached hereto and made a part hereof and which may be amended as required pursuant to Section 2.2 hereof, and all security entitlements of the Pledgor with respect thereto, whether now owned or hereafter acquired, together with all additions, substitutions, replacements and proceeds thereof and all income, interest, dividends and other distributions thereon (collectively, the “Collateral”). The Pledgor shall deliver and transfer possession of the stock certificates identified on Exhibit A (the “Pledged Certificates”), together with stock transfer powers duly executed in blank by the Pledgor with appropriate signature guaranty (“Stock Powers”), to the Agent, to the attention of Steven H. Thal. The Agent will hold the Pledged Certificates for the benefit of the Secured Party. The Pledgor hereby authorizes the transfer of possession of all certificates, instruments, documents and other evidence of the Collateral from J.P. Morgan Chase Bank, 345 Park Avenue, 5th floor, New York, NY 10154, where they are currently being held, to the Agent, and shall so instruct J.P. Morgan Chase Bank by written notice in the form attached hereto as Exhibit J.

(b) The initial number of shares to be pledged shall be based on a value of twelve million three hundred seventy thousand U.S. Dollars (U.S. $12,370,000.00) to be determined as of the date of this Pledge Agreement, and such number shall be calculated at eighty percent (80%) of the per share market price listed on the American Stock Exchange (the “AMEX”) as of the close of the last business day before the date of this Pledge Agreement as set forth in the first paragraph hereof. Any subsequent share adjustments under Section 2.2 hereof shall be based on the actual per share price without reference to any discounts.

2.2 If the Collateral Rate of the Security as defined in Article 12 of the Loan Agreement sinks beneath One Hundred and Fifty Percent (150%) calculated quarterly and considering a share price of the Shares as an average of the last 10 business days of such quarter, the Secured Party shall have the right to request as many additional shares to those listed on Exhibit A as necessary to raise the Collateral Rate to One Hundred and Sixty Percent (160%). If the Collateral Rate rises above One Hundred and Ninety Percent (190%) and no event of default has occurred or is continuing, such amount of Pledged Shares shall be released upon demand by the Borrower as necessary to reach a Collateral Rate not below One Hundred and Sixty Percent (160%).

2.3 The Collateral will be held by the Agent for the benefit of the Secured Party to perfect the security interest of the Secured Party, until the earlier of (i) the payment in full of all amounts due under the Loan, or (ii) foreclosure of Secured Party's security interests as provided herein.

2.4 The Pledgor shall give written notice in the form attached hereto as Exhibit K to its transfer agent regarding the creation of the security interest of the Secured Party in the Collateral. The Pledgor shall instruct its transfer agent (i) to record on its books the existence of such security interest with respect to the Pledged Shares, (ii) to transfer the Pledged Certificates to the Agent in accordance with the instructions of the Secured Party without further action of the Sponsor, and (iii) except upon such instructions of the Secured Party or until written notice is given by the Secured Party that such security interest has been terminated in whole or in part, to not allow a transfer of the shares representing any part of the Collateral or to replace the certificates representing the Collateral.

2.5 The Agent shall (i) upon receipt of the Pledged Certificates issue an acceptance notice to the parties hereof in the form attached hereto as Exhibit B; (ii) upon receipt of additional securities pursuant to Section 2.2 issue an acceptance notice to the parties hereof in the form attached hereto as Exhibit C; (iii) upon a notice of event of default and request for release of Pledged Securities to the Secured Party in the form attached hereto as Exhibit D, release the Pledged Certificates to the Secured Party and issue a release notice to the parties in the form attached hereto as Exhibit E; (iv) upon a request to release certain Pledged Certificates to the Pledgor pursuant to Section 2.2 in the form attached hereto as Exhibit F, promptly release such shares and issue a release notice to the parties hereof in the form attached hereto as Exhibit G; (v) upon a request to release the Pledged Certificates to the Pledgor after full repayment of the Loan in the form attached hereto as Exhibit H, promptly release the Pledged Securities to the Pledgor and issue a release notice to the parties in the form attached hereto as Exhibit I.

3. Pledgor’s Representations and Warranties. The Pledgor represents and warrants to the Secured Party as follows:

3.1 There are no restrictions on the pledge or transfer of any of the Collateral, other than restrictions referenced on the face of any certificates evidencing the Collateral and that the shares included in the Collateral are duly authorized, validly issued, fully paid and non-assessable.

3.2 The Pledgor is the legal owner of the Collateral, which is registered in the name of the Pledgor.

3.3 The Collateral is free and clear of any security interests, pledges, liens, encumbrances, charges, agreements, claims or other arrangements or restrictions of any kind, except as referenced in Section 3.1 above; and the Pledgor will not incur, create, assume or permit to exist any pledge, security interest, lien, charge or other encumbrance of any nature whatsoever on any of the Collateral or assign, pledge or otherwise encumber any right to receive income from the Collateral, other than in favor of the Secured Party or with the consent of the Secured Party.

3.4 The Pledgor has the right to transfer the Collateral free of any encumbrances and the Pledgor will defend the Pledgor’s title to the Collateral against the claims of all persons, and any registration with, or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body which was or is necessary for the validity of the pledge of and grant of the security interest in the Collateral has been obtained.

3.5 The pledge of and grant of the security interest in the Collateral is effective to vest in the Secured Party a valid and perfected first priority security interest, in and to the Collateral as set forth herein.

4. Default.

4.1 Events of Default shall have the meaning as in Article 18 of the Loan Agreement and in addition include any material breach by the Pledgor of any of the respective representations, warranties, covenants or agreements in this Pledge Agreement. If an Event of Default should occur and be continuing under the Loan Agreement and all applicable grace periods have expired, then the Secured Party, in addition to the remedies provided for in Article 14, Paragraph 2. of the Loan Agreement, is authorized and may exercise any one or more of the rights and remedies granted pursuant to this Pledge Agreement or given to a secured party under the Uniform Commercial Code of the State of New York, as it may be amended from time to time, or otherwise at law or in equity and to sell or otherwise dispose of any or all of the Collateral at public or private sale, with or without advertisement thereof, upon such terms and conditions as it may reasonably deem advisable.

4.2 (a) At any bona fide public sale, and to the extent permitted by law, at any private sale, the Secured Party shall be free to purchase all or any part of the Collateral, free of any right or equity of redemption in the Pledgor or Borrower, which right or equity is hereby waived and released. Any such sale may be on cash or credit. The Secured Party shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account in compliance with Regulation D of the Securities Act of 1933 or any other applicable exemption available under such Securities Act. The Secured Party will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given. The Secured Party may adjourn any sale and sell at the time and place to which the sale is adjourned. If the Collateral is customarily sold on a recognized market or threatens to decline speedily in value, the Secured Party may sell such Collateral at any time without giving prior notice to the Pledgor. Whenever notice is otherwise required by law to be sent by the Secured Party to the Pledgor of any sale or other disposition of the Collateral, five (5) days written notice sent to the Pledgor at its address specified above will be reasonable.

(b) The Pledgor recognizes that the Secured Party may be unable to effect or cause to be effected a public sale of the Collateral by reason of certain prohibitions contained in the Securities Act or applicable state blue sky laws, so that the Secured Party may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Collateral for their own account, for investment and without a view to the distribution or resale thereof. The Pledgor understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Collateral was sold at public sales, and agrees that the Secured Party has no obligation to delay or agree to delay the sale of the Collateral for the period of time necessary to permit the issuer of the Pledged Securities, to register such Pledged Securities for sale under the Securities Act. The Pledgor agrees that private sales made under the foregoing circumstances shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private.

4.3 The net proceeds arising from the disposition of the Collateral after deducting reasonable expenses incurred by the Secured Party will be applied to the Loan in the order determined by the Secured Party. If any excess remains after the discharge of the Loan, the same will be paid to the Pledgor. If after exhausting all of the Collateral there is a deficiency, the Borrower will be liable therefor to the Secured Party; provided, however, that nothing contained herein will obligate the Secured Party to proceed against the Pledgor, the Borrower or any other party obligated under the Loan or against any other collateral for the Loan prior to proceeding against the Collateral.

4.4 If any demand is made at any time upon the Secured Party for the repayment or recovery of any amount received by it in payment or on account of any part of the Loan and if the Secured Party repays all or any part of such amount by reason of any judgment, decree or order of any court or administrative body or by reason of any settlement or compromise of any such demand, the Pledgor will be and remain liable for the amounts so repaid or recovered to the same extent as if such amount had never been originally received by the Secured Party. The provisions of this section will be and remain effective notwithstanding the release of any of the Collateral by the Secured Party in reliance upon such payment (in which case the Pledgor's liability will be limited to an amount equal to the fair market value of the Collateral determined as of the date such Collateral was released) and any such release will be without prejudice to the Secured Party's rights hereunder and will be deemed to have been conditioned upon such payment having become final and irrevocable. This Section shall survive the termination of this Pledge Agreement.

5. Voting Rights and Transfer. Prior to the occurrence of an Event of Default, the Pledgor shall have the right to exercise all voting or other rights with respect to the Collateral provided such does not conflict with the terms of this Pledge Agreement. At any time after the occurrence of an Event of Default, the Secured Party may transfer any or all of the Collateral into its name or that of its nominee and may exercise all voting rights with respect to the Collateral, but no such transfer shall constitute a taking of such Collateral in satisfaction of any or all of the Loan unless the Secured Party expressly so indicates by written notice to the Pledgor.

6. Dividends, Interest and Premiums. The Pledgor will have the right to collect and receive all cash dividends, interest and premiums declared and paid on the Collateral prior to the occurrence of any Event of Default. In the event any additional shares are issued to the Pledgor as a stock dividend or in lieu of interest on any of the Collateral, as a result of any split of any of the Collateral, by reclassification or otherwise, any certificates evidencing any such additional shares will be promptly delivered to the Agent and such shares will be subject to this Pledge Agreement and a part of the Collateral to the same extent as the original Collateral. At any time after the occurrence of an Event of Default, the Secured Party shall be entitled to receive all cash or stock dividends, interest and premiums declared or paid on the Collateral, all of which shall be subject to the Secured Party’s rights under Section 5 above.

7. Further Assurances.

7.1 By its signature hereon, the Pledgor hereby authorizes the Secured Party, at any time and from time to time, to file and record against the Pledgor any notice, financing statement, continuation statement, amendment statement, instrument, document or agreement under the Uniform Commercial Code that the Secured Party may reasonably consider necessary or desirable to create, preserve, continue, perfect or validate any security interest granted hereunder or to enable the Secured Party to exercise or enforce its rights hereunder with respect to such security interest. Without limiting the generality of the foregoing, the Pledgor hereby appoints the Secured Party as the Pledgor’s attorney-in-fact to do all acts and things in the Pledgor’s name that the Secured Party may reasonably deem necessary or desirable with respect to the Collateral after an Event of Default. This power of attorney is coupled with an interest with full power of substitution and is irrevocable until the date on which this Pledge Agreement is terminated in accordance with its terms.

7.2 Reports under Securities Act and Exchange Act. With a view to making available to Secured Party the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit Secured Party to sell securities of the Sponsor to the public without Registration (“Rule 144”), the Sponsor shall:

(i) make and keep public information reasonably available, as those terms are understood and defined in Rule 144;

(ii) file with the SEC in a timely manner all reports and other documents required of the Sponsor under the Exchange Act; and

(iii) until the date when the Secured Party may sell all registrable securities under Rule 144 without volume or other restrictions or limits (the “Unrestricted Sale Date”), furnish to the Secured Party so long as the Secured Party owns or has a security interest in the Pledged Shares (a “Holder”), promptly upon request, (i) a written statement by the Sponsor that it has complied with the reporting requirements of Rule 144, and the Exchange Act, (ii) if not available on the SEC’s EDGAR system, a copy of the most recent annual or quarterly report of the Sponsor and such other reports and documents so filed by the Sponsor and (iii) such other information as may be reasonably requested to permit the Secured Party to sell such securities pursuant to Rule 144 without registration; and

(iv) at the request of any Holder, give its transfer agent instructions (supported by an opinion of the Sponsor’s counsel, if required or requested by the transfer agent) to the effect that, upon the transfer agent’s receipt from such Holder of

(a) a certificate (a “Rule 144 Certificate”) certifying (A) that the Holder’s holding period (as determined in accordance with the provisions of Rule 144) for the Pledged Shares which the Holder proposes to sell (the “Securities Being Sold”) is not less than six (6) month and (B) as to such other matters as may be appropriate in accordance with Rule 144 under the Securities Act, and

(b) an opinion of counsel acceptable to the Sponsor (for which purposes it is agreed that any law firm nationally recognized for securities law chosen by the Holder shall be deemed acceptable if not given by the Sponsor’s counsel) that, based on the Rule 144 Certificate, Securities Being Sold may be sold pursuant to the provisions of Rule 144, even in the absence of an effective Registration Statement, the transfer agent is to effect the transfer of the Securities Being Sold and issue to the buyer(s) or transferee(s) thereof one or more stock certificates representing the transferred Securities Being Sold without any restrictive legend and without recording any restrictions on the transferability of such shares on the transfer agent’s books and records (except to the extent any such legend or restriction results from facts other than the identity of the Holder, as the seller or transferor thereof, or the status, including any relevant legends or restrictions, of the shares of the Securities Being Sold while held by the Holder). If the transfer agent reasonably requires any additional documentation at the time of the transfer, the Sponsor shall deliver or cause to be delivered all such reasonable additional documentation as may be necessary to effectuate the issuance of an unlegended certificate.

7.3 The Pledgor and the Sponsor shall cooperate in any necessary filing under the Securities Act and the Exchange Act, including without limitation filings of Forms 8-K to report a change in control, Form 4 statements of changes of beneficial ownership of shares and amendments to Schedule 13D beneficial ownership report.

8. Notices. Any notice or other communication required or permitted to be given hereunder shall be sent (i) in the United States mail, postage prepaid and certified, and shall be effective ten (10) days after mailing, or (ii) by express courier with receipt, and shall be effective 48 hours after delivery to courier, or (iii) by facsimile transmission, with a copy subsequently delivered as in (i) or (ii) above, and shall be effective one (1) day after successful facsimile transmission. Any such notice shall be addressed or transmitted as follows:

If to Pledgor, to:
Room 101, Unit 2, Bldg. No. 119 of Huala Road
Junan County, Linyi City
Shandong Province
People’s Republic of China

Fax: +86-539-7314 886

With a copy which shall not constitute notice to:

Eric Lerner, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
United States of America

If to the Secured Party, to:
Attn.: Guido Reckmann, Senior Counsel
Kämmergasse 22
50676 Köln
Germany

Fax: +49 221 4986-1361

With a copy which shall not constitute notice to:

Steven H. Thal, Esq.
Phillips Nizer LLP
666 Fifth Avenue
New York, NY 11102
United States of America

If to the Agent, to:
Phillips Nizer LLP
Attn.: Steven H. Thal, Esq.
666 Fifth Avenue
New York, NY 11102
United States of America

Fax: +1 212 262 5152

With a copy which shall not constitute notice to the Secured Party and Eric Lerner, Esq., each to the address stated above in this Section 8.

Any party may change its address by written notice to the other parties.

9. Preservation of Rights.

9.1 No delay or omission on the Secured Party’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Secured Party’s action or inaction impair any such right or power. The Secured Party’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Secured Party may have under other agreements, at law or in equity.

9.2 The Secured Party may, at any time and from time to time, without notice to or the consent of the Pledgor unless otherwise expressly required pursuant to the terms of the Loan, and without impairing or releasing, discharging or modifying the Pledgor’s liabilities hereunder,

(i) renew, substitute, modify, amend or alter, or grant consents or waivers relating to any other pledge or security agreements, or any security for the Loan;

(ii) apply any and all payments by whomever paid or however realized including any proceeds of any collateral, to the Loan of the Pledgor or the Borrower in such order, manner and amount as the Secured Party may reasonably determine in its sole discretion;

(iii) deal with any other person with respect to the Loan in such manner as the Secured Party deems appropriate in its sole discretion; (iv) substitute, exchange or release any security or guaranty; or

(v) take such actions and exercise such remedies hereunder as provided herein.

The Pledgor hereby waives (a) presentment, demand, protest, notice of dishonor and notice of non-payment and all other notices to which the Pledgor might otherwise be entitled, and (b) all defenses based on suretyship or impairment of collateral.

10. Severability. In case any one or more of the provisions contained in this Pledge Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions in this Pledge Agreement.

11. Changes in Writing. No modification, amendment or waiver of, or consent to any departure by the Pledgor from, any provision of this Pledge Agreement will be effective unless made in a writing signed by the Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Pledgor in any case will entitle the Pledgor to any other or further notice or demand in the same, similar or other circumstance.

12. Entire Agreement. This Pledge Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Pledgor and the Secured Party with respect to the Collateral.

13. Successors and Assigns. This Pledge Agreement will be binding upon and inure to the benefit of the Pledgor and the Secured Party and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Pledgor may not assign this Pledge Agreement in whole or in part without the Secured Party’s prior written consent and the Secured Party at any time may assign this Pledge Agreement in whole or in part.

14. Interpretation. In this Pledge Agreement, unless the Secured Party and the Pledgor otherwise agree in writing, the singular includes the plural and the plural the singular; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Pledge Agreement. Section headings in this Pledge Agreement are included for convenience of reference only and shall not constitute a part of this Pledge Agreement for any other purpose.

15. Indemnity. The Pledgor agrees to indemnify each of the Secured Party, each legal entity, if any, who controls, is controlled by or is under common control with the Secured Party, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to hold each Indemnified Party harmless from and against, any and all claims, damages, losses, liabilities and reasonable expenses (including all reasonable fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation or preparation therefor) which any Indemnified Party may incur, or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Pledgor), in connection with or arising out of or relating to the matters referred to in this Pledge Agreement, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Pledgor, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence or willful misconduct. The indemnity agreement contained in this Section shall survive the termination of this Pledge Agreement. The Pledgor may participate at its expense in the defense of any such action or claim.

16. Governing Law and Jurisdiction. THIS PLEDGE AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PLEDGOR AND THE SECURED PARTY DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING ITS CONFLICT OF LAWS RULES. The Pledgor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in New York County, New York; provided that nothing contained in this Pledge Agreement will prevent the Secured Party from bringing any action, enforcing any award or judgment or exercising any rights against the Pledgor individually, against any security or against any property of the Pledgor within any other county, state or other foreign or domestic jurisdiction. The Pledgor acknowledges and agrees that the venue provided above is the most convenient forum for both the Secured Party and the Pledgor. The Pledgor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Pledge Agreement and consents to the personal jurisdiction of the federal and state courts in New York County, New York.

17. WAIVER OF JURY TRIAL. THE PLEDGOR IRREVOCABLY WAIVES ANY AND ALL RIGHT THE PLEDGOR MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS PLEDGE AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS PLEDGE AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE PLEDGOR ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY. The Pledgor acknowledges that it has read and understood all the provisions of this Pledge Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

18. Agent for Service of Process. The Pledgor appoints Kramer Levin Naftalis & Frankel LLP, Attention: Eric Lerner, Esq., 1177 Avenue of the Americas, New York, New York 10036, as his agent for service of process in New York.

19. Concerning the Agent.

19.1 Pledgor and Secured Party jointly and severally hereby unconditionally agree to indemnify the Agent (and its partners, employees and agents) and hold it harmless from and against any and all expenses (including reasonable attorneys’ fees and disbursements), damages, actions, suits or other charges incurred by or assessed against it in the performance of its duties hereunder, except as a result of its gross negligent or willful breach of its duties under this Pledge Agreement. The agreement contained in this paragraph shall survive any termination of this Pledge Agreement or the duties of the Agent hereunder.

19.2 The Agent shall have no duties or responsibilities except those expressly set forth herein, and no implied duties or obligations should be read into this Pledge Agreement against the Agent. The Agent may consult with counsel (who may be members or associates of Agent) and shall be fully protected with respect to any action taken or omitted by it in good faith on advice of counsel and it shall have no liability hereunder, except for its gross negligent or willful breach of its duties hereunder. In the event that the Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions from Pledgor or Secured Party, or both, with respect to the Pledged Securities, which, in its opinion, are in conflict with any of the provisions hereof or with each other, it shall be entitled to refrain from taking any action, and in doing so shall not become liable in any way or to any person for its failure or refusal to comply with such conflicting demands, and it shall be entitled to continue so to refrain from acting and so refuse to act until it shall be directed otherwise, in writing, by Pledgor and Secured Party or by a final order of a court of competent jurisdiction which is not subject to appeal or stay, or it may commence an interpleader action in any court of competent jurisdiction to seek an adjudication of the rights of Pledgor and Secured Party.

19.3 The Agent may act in reliance upon any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it believes to be genuine and to have been signed by a proper person or persons. The Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

19.4 The Agent shall not be bound by any modification hereof, unless such modification is in writing and signed by Pledgor, Secured Party and the Agent.

19.5 In the event that the Agent shall, by written notice, request that Pledgor and Secured Party issue instructions jointly executed by them regarding any matter arising in connection with this Pledge Agreement, and if such parties shall not, within fifteen (15) days after receiving such notice, deliver to the Agent written instructions reasonably satisfactory to the Agent in relation to such matter, the Agent may retain counsel to advise it in such connection or act pro se , and the reasonable fees and disbursements of such counsel and any other liability, loss or expense which it may thereafter suffer or incur in connection with this Pledge Agreement or the performance or attempted performance in good faith of its duties hereunder shall be paid (or reimbursed to it) by Pledgor and Secured Party jointly.

19.6 In the event that the Agent shall become a party to any litigation in connection with its functions as Agent pursuant to this Pledge Agreement, whether such litigation shall be brought by or against it, the reasonable fees and disbursements of counsel of the Agent and the amounts attributable to services rendered by members or associates of the Agent at the then prevailing hourly rate charged by them and disbursements incurred by them, together with any other liability, loss or expense which it may suffer or incur in connection therewith, shall be paid (or reimbursed to it) by Pledgor and Secured Party jointly.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day, month and year first above written.

Si Chen (Pledgor)	DEG – Deutsche Investitions- und
Entwicklungsgesellschaft mbH (Secured Party)

/s/ Si Chen	By: /s/ Franziska Hollmann
Franziska Hollmann, Vice President

By: /s/ Klaus Hülsewig
Klaus Hülsewig, Vice President

American Lorain Corporation (Sponsor)	Phillips Nizer LLP (Agent)

By: /s/ Si Chen	By: /s/ Steven H. Thal
Name: Si Chen	Steven H. Thal, International Counsel
Title: President and Chief Executive Officer